UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2016

PINNACLE FINANCIAL PARTNERS, INC.
(Exact name of registrant as specified in charter)
Tennessee	000-31225	62-1812853
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
150 Third Avenue South, Suite 900, Nashville, Tennessee		37201
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:   (615) 744-3700

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.                          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On March 10, 2016, Pinnacle Bank completed the issuance of an additional $70.0 million aggregate principal amount of its 4.875% Fixed–to-Floating Rate Subordinated Notes due 2025 (the "Notes") to certain institutional investors in reliance upon an exemption from registration under Section 3(a)(2) of the Securities Act of 1933, as amended. The Notes bear a fixed interest rate of 4.875 percent per annum until July 30, 2020, payable semi-annually in arrears. From July 30, 2020, the Notes will bear a floating rate of interest equal to 3-Month LIBOR + 3.128 percent per annum until the Notes mature on July 30, 2025, or such earlier redemption date, payable quarterly in arrears. The Notes will be redeemable by Pinnacle Bank, in whole or in part, on or after July 30, 2020 or, in whole but not in part, upon the occurrence of certain specified tax events, capital events or investment company events. The Notes are not subject to redemption at the option of the holders.
The sale of the Notes yielded net proceeds of approximately $68.3 million, and the Notes qualify initially as Tier 2 capital for regulatory purposes. Pinnacle Bank intends to use the net proceeds from this offering for general corporate purposes, which may include the repayment of short-term borrowings of Pinnacle Bank used to pay a portion of the cash portion of the purchase price for the additional equity interests of Bankers Healthcare Group, LLC acquired by Pinnacle Bank on March 1, 2016.
The foregoing description does not purport to be a complete description of the Notes. The above description is qualified in its entirety by reference to the form of Note, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01                          Financial Statements and Exhibits.
(d)            Exhibits
4.1            Form of 4.875% Fixed-to-Floating Rate Subordinated Note due July 30, 2025 Certificate

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE FINANCIAL PARTNERS, INC.

By:  /s/ Harold R. Carpenter
Name:  Harold R. Carpenter
Title:      Executive Vice President and
Chief Financial Officer

Date:            March 11, 2016

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of 4.875% Fixed-to-Floating Rate Subordinated Note due July 30, 2025 Certificate